EXHIBIT 10.6

                          CONSULTING AGREEMENT- TAURUS

      This Consulting Agreement is made as of this 9th day of July, 2001, by and between Vertical Computer Systems, Inc. (the "Company"), a corporation duly organized and existing under the laws of California, with offices at 6336 Wilshire Boulevard, Los Angeles, California 90048 and Taurus Global, LLC, (the "Consultant") a limited liability company duly organized and existing under the laws of the State of Delaware, with offices at 16130 Ventura Boulevard, Suite 600, Encino, CA 91436.

      WHEREAS, the Company is a publicly held corporation (NASDAQ Bulletin Board "VCSY") and is engaged in the business of software and technology, and

      WHEREAS, the Consultant is an independent advisor is experienced in providing corporate consulting services to publicly traded companies and privately held companies; and

      WHEREAS, the Company wishes to retain the services of the Consultant on the following terms and conditions:

            The Company hereby retains the services of the Consultant for a period of six (6) months commencing upon the execution of this agreement (the "Execution Date"). The Company may terminate this agreement prior to the 90th day following the Execution Date upon presentation of 15 days prior written notice of termination to the Consultant in the event the Consultant has not made an introduction leading to a transaction involving the introduced party and Company. In the event this agreement is terminated early, the Consultant shall retain all compensation received or to be received prior to the notice of termination.. In exchange for the Consulting Services (as that term is defined herein), the Consultant shall not receive a fee payable in cash but shall be reimbursed in cash for reasonable travel and other expenses, payable on the first business day of the month, which expenses shall be pre-approved by the Company. The Consultant shall receive the following as fees for Consulting
Services: 5,375,000 shares of common stock of the Company (the "Common Stock Compensation") and 500,000 Warrants to purchase common stock of the Company (the "Warrants"). The Company agrees to register the Common Stock Compensation using a Form S-8 within thirty days from the Execution Date. In the event the Common Stock Compensation is not registered and certificates representing the registered common shares are not issued on or before the thirtieth day following the Execution Date, Consultant shall receive an additional 150,000 shares of common stock of the Company (which the Company agrees to register on a Form S-8 or similar form) for each ten day period (or portion of each ten day period) following the 30th day after the Execution Date. The shares shall be issued 50% to Michael Rosenberg and 50% to Franco Scalamandre. The Warrants Compensation shall be paid or issued as appropriate to the Consultant in two equal installments; half on the signing of this agreement and half on the 91st day after the Execution Date. The Common Stock Compensation shall be paid 1,000,000 shares upon signing this agreement, 1,125,000 shares within 30 days of the Execution Date, 1,125,000 within 60 days of the Execution Date, and 2,125,000 shares within 90 days of the Execution Date. The Company and the Consultant agree that in the event the share price varies from $.037 at the time of any payment of the Common Stock Compensation, the number of shares issued to Consultant shall be changed in inverse proportion with the change in the share price such that the total value of the shares issued shall remain constant (for example, in the event the share price at time of issuance of 1,125,000 shares increases 50% above $.037, the amount of shares issued shall be decreased by 50% to 562,500 shares). The share price shall be the average of the closing high bid price per common share as quoted on the NASDAQ Bulletin Board for the three business days prior to the filing of the Form S-8.. The exercise price of the Warrants shall be the average of the closing high bid price for the five (5) business days prior to the date of this agreement. In addition, the Company will pay the Consultant a finder's fee of 2.5% in the event MS Farrell & Company is also due a fee and 5% if MS Farrell is not due a fee of the consideration paid (or to be paid) or received (or to be received) at the time of the closing of a transaction in the event that the Consultant, or the designee of the Consultant, originates a merger, acquisition, joint venture, debt financing, spin-off or other similar transaction to which the Company is a party. The Warrants and the securities underlying the Warrants shall not be callable by the Company and shall contain customary anti-dilution provisions. However, should the Company approve a reverse stock split, the number of Warrants shall not be decreased but the original purchase price per share shall be multiplied by the inverse of the stock split. For example, if the Company approves a 4 for 1 reverse stock split, the Consultant shall retain the right to purchase 500,000 common shares underlying the Warrants at a purchase price per share four times the original purchase price per share. The Warrants shall expire five years from the date of their issuance, and shall be exercisable at any time in whole or in part. The Company agrees to use its best efforts to keep current in its regulatory filings in order to maintain effective the registration covering the shares underlying the Warrants. The Consultant may transfer the Warrants to its officers, directors, employees, or agents.

            At any time prior to the expiration of the Warrants, should the Company prepare and file a registration statement in connection with any securities of the Company, the Company agrees to include for registration in such filing the common shares underlying the Warrants issued pursuant to this Agreement. The Company shall bear all fees and expenses in connection with the preparation and filing of such registration statements. In the event of such proposed filings, the Company agrees to notify the Consultant via registered mail, return receipt requested, at least thirty (30) days prior to the proposed date of filing of such registration statement. The Consultant shall have the right to exercise the "piggy-back" rights provided for herein by giving written notice, within ten (10) days of receipt of the Company's notice of its intention to file a registration statement, to the Company. The Company need not keep any registration statement current for more than nine months.

            The Consultant shall use their best efforts to provide the following services to the Company: (i) introduction to the Company of other business ventures (publicly and/or privately held) for the purpose of potential merger, acquisition and/or financing transactions, (ii) general corporate advice. The services provided by the Consultants are not in connection with the offer or sale of securities in any capital raising transactions, and do not directly or indirectly promote or maintain a market for the Company's securities. The services referred to in this paragraph shall be known as the "Consulting Services".

            The Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude the Consultant, or any officer, director, agent, assistant, affiliate or employee of the Consultant from engaging in any activity whatsoever, including, without limitation, receiving compensation for managing investments, or acting as an advisor, broker, or dealer, to or participant in any corporation, partnership, trust or other business entity or from receiving compensation or profit therefore. The Consultant shall not be obligated to present any particular business combination to the Company even if such opportunity is of such character which, if presented to the Company, could be taken by the Company, and the Consultant and any affiliate thereof shall have the right to take for its own account (individually or as trustee) to recommend to others any such particular business combination.

            The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the gross negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

            The Company and its present and future subsidiaries jointly and severally, agree to indemnify and hold harmless the Consultant and its present and future shareholders as well as its and their officers, directors, affiliates, associates, employees, attorneys and agents ("Indemnified Parties" or "Indemnified Party") against any loss, claim, damage or liability whatsoever (including reasonable attorneys' fees and expenses), to which such

Indemnified Party may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant pursuant to this Agreement. So long as the Company has not provided counsel to the Indemnified Party in accordance with the terms of this Agreement, the Company and its subsidiaries agree to reimburse the defense of any action or investigation (including reasonable attorneys' fees and expenses) subject to an understanding from such Indemnified Party to repay the Company or its subsidiaries if it is ultimately determined that such Indemnified Party is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against any Indemnified Party, it shall notify the Company within twenty (20) days after the Indemnified Party receives notice of such action, suit or such threat. The Company shall have the right to appoint the Company's counsel to defend such action, suit or proceeding, provided that such Indemnified Party consents to such representation by such counsel. In the event any counsel appointed by the Company shall not acceptable to such Indemnified Party, then the Company shall have the right to appoint alternative counsel for such Indemnified Party reasonably acceptable to such Indemnified Party, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. The Indemnified Party, or its co-counsel, shall promptly supply the Company's counsel with copies of all documents, pleadings and notices, which are filed, served or submitted in any of the aforementioned. No Indemnified Party shall enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

      This Agreement shall be binding upon the Company and the Consultant and their successors and assigns.

      If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever; (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

      No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

      This Agreement may be executed in one or more counterparts, each counterpart shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

      The Parties agree that should any dispute arise in the administration of this Agreement, that the dispute shall be resolved through arbitration under the rules of the American Arbitration Association, with its location in New York, New York.

      This Agreement contains the entire agreement between the parties with respect to the services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties, with the exception of the existing non-circumvention agreement between the parties that shall not be superceded and shall apply to all transactions outside the scope of this agreement and within the scope of this agreement in the event of its termination.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

Vertical Computer Systems, Inc.              Taurus Global, LLC


By:____________________________              By:________________________________
Richard Wade                                 Franco Scalamandre
President                                    Manager